EXHIBIT - 99.1

Company Contact:
 Richard O. Faria
Chief Financial Officer
(510) 608-3410
Dick_Faria@STI.com

FOR IMMEDIATE RELEASE

SCIENTIFIC TECHNOLOGIES INC.
REPORTS SECOND QUARTER EARNINGS

Second Quarter Net Income Up 180%, on Sales Increase of 10%

FREMONT, CALIFORNIA, August 3, 2004...SCIENTIFIC TECHNOLOGIES INCORPORATED (NASDAQ:STIZ) A leading North American provider of automation safeguarding products announced today the results of operations for the quarter ended June 30, 2004. Sales for the second quarter of 2004 were $15,637,000, compared to sales of $14,273,000 recorded for the same quarter of 2003. Net income for the second quarter of 2004 increased 180% to $583,000, or $.06 per basic and diluted share, compared to net income of $208,000, or $.02 per basic and diluted share, for the second quarter of 2003. Sales for the six months ended June 30, 2004 were $30,272,000 compared to $ 27,233,000 for the comparable 2003 period. Net income for the first half of 2004 rose to $907,000, or $.09 per basic and diluted share, compared to $298,000 or $.03 per basic and diluted share in the first half of 2003.

Commenting on the results, Joseph J. Lazzara, President and Chief Executive Officer stated, "The second quarter demonstrated excellent top and bottom line growth, over both the same period of 2003 and the first quarter of 2004. We saw second quarter profits grow 80% over the $324,000 reported in the first quarter of 2004 on a sequential increase in sales of 7%. This was the result of increased gross profit associated with the higher revenue in the second quarter, which required little additional operating expense to support the added revenue. We also experienced a 180% increase net income compared to the second quarter of 2003 on a 10% increase in sales. The gain in net income resulted from increased gross profit associated with the higher revenue, and during the same period in 2003 we had non-recurring relocation expenses associated with a facility relocation.

We were also pleased that our Safety Products Group and Automation Products Group (APG) produced positive sales growth in the second quarter. In particular, APG demonstrated strong sales growth during the second quarter of 2004, with an increase over the same period last year of 10% on a more profitable mix of business. "

Second Quarter Highlights

Items of interest for the second quarter included:

  We introduced the PA4600-BB, a low cost solution for guarding access to entry/exit openings. This two unit/single electronics package design provides ease of installation reducing the needed wiring. The "Active" unit contains the electronics and precision optics, while the "Passive" unit contains the mirror assemblies, but without electronics, simplifying the installation and electrical connections.

  We received orders and commenced deliveries of our STI Vehicle Scanners products for The Peoples Republic of China. The Vehicle Scanner is an optical system used for vehicle detection and profiling in automated toll facilities.

  We introduced the AS6000 Area Sensor family, a long-range detection system for non safety applications. The AS6000 has a 15 meter range, rapid response time, small cross section and the ability to detect objects as small as 30mm in diameter. It can also be used for low cost vehicle detection, and can interface with most control systems.

  We also introduced our new safety mat trim, featuring a cable channel with double the space for cables. This trim is available as two part perimeter trim or joining trim, allowing the creation of custom mat layouts by joining multiple mats together.

About Scientific Technologies Inc.

Scientific Technologies, Inc. (STI) is a North American leading provider of automation safeguarding products through its Safety Products Group. STI's safety products are used to protect workers around machinery, automated equipment and industrial robots. Our products serve a wide variety of applications and markets, including semiconductor, automotive, electronics manufacturing, packaging and consumer markets. Our web site is located at www.sti.com.

STI's Automation Products Group serves the factory automation, semiconductor, transportation, oil and gas, consumer and food processing industries with a diversified offering of sensing technologies. Products include level, flow, pressure sensing, positioning transducers, vehicle separation, profiling and ultrasonic sensors and controls. Further information is available at the Group's web sites: www.automationsensors.com, and www.stiscanners.com.

With headquarters in Fremont, California, STI was founded over 30 years ago and employs over 350 people. STI has been selected twice by Forbes and three times by Business Week as one of the "world's best small companies."

SCIENTIFIC TECHNOLOGIES INCORPORATED AND SUBSIDIARIES

Condensed Consolidated Income Statement
 (Amounts in thousands except per share data)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2004	2003	2004	2003

Sales	$15,637	$14,273	$30,272	$27,233
Cost of sales	9,204	8,127	17,770	15,541
Gross profit	6,433	6,146	12,502	11,692

Operating expenses	5,566	5,829	11,156	11,251
Operating income	867	317	1,346	441

Interest and other income	73	18	117	39
Income before taxes	940	171	1,463	480

Provision for income taxes	357	127	556	182
Net income	$ 583	$ 208	$ 907	$ 298

Basic and diluted net income per Share	$ .06	$ .02	$ .09	$ .03

Shares used to compute net income per share	9,806	9,709	9,797	9,711

Condensed Consolidated Balance Sheet

(Amounts in thousands)

	June 30, 2004	December 31, 2003
Assets
Current assets:
Cash and cash equivalents	$ 3,445	$ 2,312
Accounts receivable	8,184	8,139
Inventories	10,974	9,281
Other assets	2,723	3,887
Total current assets	25,326	23,619
Property, plant and equipment, net Goodwill and intangible assets	3,645 10,198	3,740 10,321
Total assets	$39,169	$37,680

Liabilities and shareholders' equity
Current liabilities:
Accounts payable	$ 3,041	$ 2,758
Accrued expenses	3,527	3,267
Current portion of capital lease with Parent	68	68
Total current liabilities	6,636	6,093
Capital lease with Parent	130	164
Long-term tax liability	1,134	1,134
Total liabilities	7,900	7,391
Shareholders' equity	31,269	30,289
Total liabilities and shareholders' equity	$39,169	$37,680

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